Exhibit 99.3

July 25, 2007

Mr. James Boldt

Chairman, President & Chief Executive Officer

Computer Task Group, Inc.

800 Delaware Avenue

Buffalo, NY  14209

Dear Mr. Boldt:

As conveyed to you in our letter dated June 25, 2007, the Board of Directors and management of RCM Technologies, Inc. (“RCM”) believe that a combination of RCM and Computer Task Group, Inc. (“CTG”) presents an exciting opportunity to create significant value for our respective shareholders, employees and clients.  We were disappointed with your letter dated July 12, 2007 in which you declined our initial proposal.  I am writing to update our proposed terms for a combination of RCM and CTG and ask that your Board give the proposal the utmost attention.  It is readily apparent to us and we believe your shareholders will agree, that a combination of CTG and RCM would be in the best interest of each of our shareholders.

Our proposal offers CTG shareholders $5.25 per share, payable in a combination of RCM stock and cash.  This price equates to total equity value of approximately $104 million, based on 19.9 million fully-diluted shares outstanding and results in:

•                  an implied stock price premium of approximately 20% over your closing stock price of $4.38 on July 25, 2007

•                  a premium to all share prices but 5% of the total volume at which the stock has traded over the past five years

We propose a transaction, which would presumably be structured as a merger that would consist of 50% cash and 50% RCM stock.  Consequently, we expect CTG shareholders will realize an even larger increase in the value of their holdings as a result of the substantial earnings accretion from the combination with RCM.  A significant stock component should also have attractive tax consequences for your shareholders.  Given the size and profile of the pro forma business, we are confident the combined company will maintain a strong balance sheet even after financing the cash portion of the consideration. We have reviewed your publicly-available documents and would require limited due diligence primarily with respect to potential cost synergies between our companies and to confirm potential earnings accretion.

We have made no public announcement to date and continue to prefer discussing our ideas with your Board on a confidential, non-public basis.  Given your limited response to our prior letter, we wanted to provide your Board the opportunity to review and respond in detail to our revised proposal.  We believe that your shareholders should ultimately make a decision regarding this transaction and we will strongly consider communicating this offer publicly should you decide not to discuss this offer further with us.  We respectfully request your response by the close of business on Tuesday, July 31, 2007.

We are ready to begin immediate dialogue with your Board and are confident there will not be any regulatory or financing issues prior to consummating this transaction.  I am available to discuss the contents of this letter at any time.  As always, please don’t hesitate to contact me directly at (856) 486-1777, ext. 100 with any questions you may have.  We would appreciate your prompt reply to our proposal.

Sincerely,

Leon Kopyt

President & CEO

cc:         Board of Directors - RCM
Bret Schoch - Robert W. Baird & Co.